Exhibit 10.1

FIRST AMENDMENT TO THE
LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF
ELLINGTON FINANCIAL OPERATING PARTNERSHIP LLC
DESIGNATION OF 6.750% SERIES A FIXED-TO-FLOATING RATE
CUMULATIVE REDEEMABLE PREFERRED UNITS
October 22, 2019
Pursuant to Sections 4.2 and 12.1 of the Limited Liability Company Operating Agreement of Ellington Financial Operating Partnership LLC (the “Operating Agreement”), the Managing Member hereby amends the Operating Agreement as follows in connection with the issuance of up to 4,600,000 shares of 6.750% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock, $0.001 par value per share (the “Series A Preferred Stock”) of the Managing Member and the issuance to the Managing Member of Series A Preferred Units (as defined below) in exchange for the contribution by the Managing Member of the net proceeds from the issuance and sale of the Series A Preferred Stock:
1.Designation and Number. A series of Preferred Units (as defined below), designated the “6.750% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Units” (the “Series A Preferred Units”), is hereby established. The number of authorized Series A Preferred Units shall be 4,600,000.

2.Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Operating Agreement. The following defined terms used in this Amendment to the Operating Agreement shall have the meanings specified below:

“Base Liquidation Preference” shall have the meaning provided in Section 6.
“Business Day” shall have the meaning provided in the Certificate of Designations.
“Calculation Agent” shall have the meaning provided in the Certificate of Designations.
“Certificate of Designations” means the Certificate of Designations of the Managing Member filed with the Secretary of State of the State of Delaware, designating the terms, rights and preferences of the Series A Preferred Stock, dated October 21, 2019.
“Common Stock” means shares of the Managing Member’s common stock, par value $0.001 per share.
“Common Stock Price” shall have the meaning provided in the Certificate of Designations.
“Common Stock Conversion Consideration” shall have the meaning provided in the Certificate of Designations.
“Company” means Ellington Financial Operating Partnership LLC, a Delaware limited liability company.
“Fixed Rate Period” shall have the meaning provided in Section 5(a).

“Floating Rate Period” shall have the meaning provided in Section 5(a).
“Junior Units” shall have the meaning provided in Section 4.
“London Business Day” shall have the meaning provided in the Certificate of Designations.
“Operating Agreement” shall have the meaning provided in the recital above.
“Original Issue Date” shall have the meaning provided in the Certificate of Designations.
“Parity Units” shall have the meaning provided in Section 4.
“Preferred Units” means all Membership Interests designated as preferred units by the Managing Member from time to time in accordance with Section 4.2 of the Operating Agreement.
“Reuters Page LIBOR01” shall have the meaning provided in the Certificate of Designations.
“Senior Units” shall have the meaning provided in Section 4.
“Series A Preferred Distribution Determination Date” means the second London Business Day immediately preceding the first date of the applicable Series A Preferred Distribution Period.
“Series A Preferred Distribution Payment Date” shall have the meaning provided in Section 5(a).
“Series A Preferred Distribution Period” means the period from, and including, the immediately preceding Series A Preferred Distribution Payment Date to, but excluding, the next succeeding Series A Preferred Distribution Payment Date, except for the initial Series A Preferred Distribution Period, which will be the period from, and including, the Original Issue Date of the Series A Preferred Units to, but excluding, January 30, 2020.
“Series A Preferred Distribution Record Date” shall have the meaning provided in Section 5(a).
“Series A Preferred Stock” shall have the meaning provided in the recital above.
“Series A Preferred Units” shall have the meaning provided in Section 1.
“Set apart for payment” shall be deemed to include (without limitation), without any action other than the following: the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization by the Managing Member and a declaration of distribution by the Company, the allocation of funds to be so paid on any series or class of units of the Company; provided, however, that if any funds for any Junior Units or Parity Units are placed in a separate account of the Company or delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series A Preferred Units shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.
“Three-Month LIBOR Rate” shall have the meaning provided in Section 5(b).
3.Maturity. The Series A Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4.Rank. The Series A Preferred Units will rank, with respect to rights to the payment of distributions and the distribution of assets in the event of any liquidation, dissolution or winding up of the Company, (a)

senior to all classes or series of Common Units and LTIP Units of the Company and to all other classes or series of Units that the Company may issue with terms specifically providing that such Units rank junior to the Series A Preferred Units with respect to rights to the payment of distributions and the distribution of assets upon the Company’s liquidation, dissolution or winding (together with the Common Units and the LTIP Units, the “Junior Units”); (b) on a parity with all classes or series of Units that the Company may issue with terms specifically providing that such Units rank on a parity with the Series A Preferred Units with respect to rights to the payment of distributions and the distribution of assets upon the Company’s liquidation, dissolution or winding (the “Parity Units”); and (c) junior to all classes or series of Units that the Company may issue with terms specifically providing that such Units rank senior to the Series A Preferred Units with respect to rights to the payment of distributions and the distribution of assets upon the Company’s liquidation, dissolution or winding up (the “Senior Units”). The term “Units” shall not include convertible or exchangeable debt securities of the Company.

5.Distributions.

(a)    Holders of the Series A Preferred Units are entitled to receive, when, as and if authorized by the Managing Member and declared by the Company, out of funds of the Company legally available for the payment of distributions, cumulative cash distributions. The initial distribution rate for the Series A Preferred Units from and including the Original Issue Date to, but excluding, October 30, 2024 (the “Fixed Rate Period”) will be at the fixed rate equal to 6.750% per annum of the Base Liquidation Preference per unit. From and including October 30, 2024 (the “Floating Rate Period”), distributions on the Series A Preferred Units will accumulate at a percentage of the Base Liquidation Preference equal to an annual floating rate of the Three-Month LIBOR Rate plus a spread of 5.196% per annum. Distributions on the Series A Preferred Units shall accumulate daily and be cumulative from, and including, the Original Issue Date and shall be payable quarterly in arrears on or about the 30th day of each January, April, July and October of each year (each, a “Series A Preferred Distribution Payment Date”), when and as declared; provided, that if any Series A Preferred Distribution Payment Date is not a Business Day, then the distribution which would otherwise have been payable on such Series A Preferred Distribution Payment Date may be paid on the next succeeding Business Day and no interest, additional distributions or other sums will accrue on the amount so payable for the period from and after such Series A Preferred Distribution Payment Date to such next succeeding Business Day. The first distribution is scheduled to be paid on or about January 30, 2020 in the amount of $0.45938 per unit, and that distribution will be paid to the persons who are the holders of record of the Series A Preferred Units at the close of business on the corresponding dividend record date, which will be on or about December 31, 2019. Distributions payable for any Series A Preferred Distribution Period during the Fixed Rate Period will be calculated on the basis of a 360-day year consisting of twelve 30-day months, and distributions payable for any Series A Preferred Distribution Period during the Floating Rate Period will be calculated on the basis of a 360-day year and the number of days actually elapsed in such Series A Preferred Distribution Period. Distributions will be payable to holders of record as they appear in the transfer records of the Company for the Series A Preferred Units at the close of business on the applicable record date, which shall be no fewer than ten days and no more than 35 days prior to the applicable Series A Preferred Distribution Payment Date, as shall be fixed by the Managing Member (each, a “Series A Preferred Distribution Record Date”). The distributions payable on any Series A Preferred Distribution Payment Date shall include distributions accumulated to, but excluding, such Series A Preferred Distribution Payment Date. No holder of any Series A Preferred Units shall be entitled to receive any distributions paid or payable on the Series A Preferred Units with a Series A Preferred Distribution Record Date before the date such Series A Preferred Units are issued.
(b)    For each Series A Preferred Distribution Period during the Floating Rate Period, LIBOR (the London interbank offered rate) (the “Three-Month LIBOR Rate”) will be determined by the Managing

Member or a Calculation Agent, as of the applicable Series A Preferred Distribution Determination Date, in accordance with the following provisions:

(i)
LIBOR will be the rate (expressed as a percentage per year) for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m. (London time) on the relevant Series A Preferred Distribution Determination Date; or

(ii)
if no such rate appears on “Reuters Page LIBOR01” or if the “Reuters Page LIBOR01” is not available at approximately 11:00 a.m. (London time) on the relevant Series A Preferred Distribution Determination Date, then the Managing Member will select four nationally-recognized banks in the London interbank market and request that the principal London offices of those four selected banks provide the Managing Member with their offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Series A Preferred Distribution Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on that Series A Preferred Distribution Determination Date for the applicable Series A Preferred Distribution Period. Offered quotations must be based on a principal amount equal to an amount that, in the Managing Member’s discretion, is representative of a single transaction in U.S. dollars in the London interbank market at that time. If at least two quotations are provided, the Three-Month LIBOR Rate for such Series A Preferred Distribution Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of those quotations. If fewer than two quotations are provided, the Three-Month LIBOR Rate for such Series A Preferred Distribution Period will be the arithmetic mean (rounded upward if necessary, to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m. (New York City time) on that Series A Preferred Distribution Determination Date for such Series A Preferred Distribution Period by three nationally-recognized banks in New York, New York selected by the Managing Member, for loans in U.S. dollars to nationally-recognized European banks (as selected by the Managing Member), for a period of three months commencing on the first day of the applicable Series A Preferred Distribution Period. The rates quoted must be based on an amount that, in the Managing Member’s discretion, is representative of a single transaction in U.S. dollars in that market at that time. If no quotation is provided as described above, then if a Calculation Agent has not been appointed at such time, the Managing Member will appoint a Calculation Agent who shall, after consulting such sources as it deems comparable to any of the foregoing quotations or display page, or any such source as it deems reasonable from which to estimate LIBOR or any of the foregoing lending rates or display page, shall determine LIBOR for the second London Business Day immediately preceding the first day of the applicable Series A Preferred Distribution Period in its sole discretion. If the Calculation Agent is unable or unwilling to determine LIBOR as provided in the immediately preceding sentence, then LIBOR will be equal to the Three-Month LIBOR Rate for the then current Series A Preferred Distribution Period, or, in the case of the first Series A Preferred Distribution Period in the Floating Rate Period, the most recent distribution rate that would have been determined based on the last available Reuters Page LIBOR01 had the Floating Rate Period been applicable prior to the first Series A Preferred Distribution Period in the Floating Rate Period.

Notwithstanding the foregoing, if the Managing Member determines on the relevant Series A Preferred Distribution Determination Date that LIBOR has been discontinued, then the Managing Member will appoint a Calculation Agent and the Calculation Agent will consult with an investment bank of national standing to determine whether there is an industry accepted substitute or successor base rate to the Three-Month LIBOR Rate. If, after such consultation, the Calculation Agent determines that there is an industry accepted substitute or successor base rate, the Calculation Agent shall use such substitute or successor base rate. In such case, the Calculation Agent in its sole discretion may (without implying a corresponding obligation to do so) also implement changes to the business day convention, the definition of business day, the Series A Preferred Distribution Determination Date and any method for obtaining the substitute or successor base rate if such rate is unavailable on the relevant Business Day, in a manner that is consistent with industry accepted practices for such substitute or successor base rate. Unless the Calculation Agent determines that there is an industry accepted substitute or successor base rate as so provided above, the Calculation Agent will, in consultation with the Managing Member, follow the steps specified in clause (b)(ii) of this Section 5 in order to determine the Three-Month LIBOR Rate for the applicable Series A Preferred Distribution Period.
(c)    No distributions on the Series A Preferred Units shall be authorized by the Managing Member or paid or set apart for payment by the Company at any time when the terms and provisions of any agreement of the Managing Member or the Company, including any agreement relating to any indebtedness of either of them, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment is restricted or prohibited by law.
(d)     Notwithstanding anything to the contrary contained herein, distributions on the Series A Preferred Units will accumulate whether or not the Company has earnings, whether or not there are funds legally available for the payment of those distributions and whether or not those distributions are declared. No interest, or sum in lieu of interest, will be payable in respect of any distribution payment or payments on the Series A Preferred Units which may be in arrears, and holders of Series A Preferred Units will not be entitled to any distributions in excess of full cumulative distributions described in Section 5(a). Any distribution payment made on the Series A Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to the Series A Preferred Units.
(e)    Except as provided in this Section 5(e), unless full cumulative distributions on the Series A Preferred Units have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Series A Preferred Distribution Periods, (i) no distributions (other than in Junior Units) shall be declared or paid or set apart for payment upon Junior Units or Parity Units and (ii) Junior Units or Parity Units shall not be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such securities) by the Company (except by conversion into or exchange for Junior Units or options, warrants or rights to purchase or subscribe for Junior Units). The foregoing will not, however, prevent the redemption, purchase or acquisition by the Managing Member of shares of any class or series of the Managing Member’s stock for the purpose of enforcing restrictions on transfer and ownership of the Managing Member’s stock contained in the Certificate of Incorporation of the Managing Member, including in order to qualify and maintain the Managing Member’s qualification as a real estate investment trust for U.S. federal income tax purposes, or the redemption, purchase or acquisition by the Managing Member of Common Stock for purposes of and in compliance with any incentive or benefit plan of the Managing Member.
(f)    When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series A Preferred Units and any Parity Units, all distributions declared upon the Series A Preferred Units and any Parity Units shall be declared pro rata so that the amount of distributions declared per Series A Preferred Unit and such Parity Units shall in all cases bear to each other the same ratio that accumulated distributions per Series A Preferred Unit and accumulated distributions per Parity Unit (which shall not include any accumulation in respect of undeclared and unpaid distributions for past Series A Preferred Distribution Periods if such units do not have a cumulative distribution) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series A Preferred Units which may be in arrears.
6.    Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Series A Preferred Units will be entitled to be paid out of the assets the Company has legally available for distribution to its Members, subject to the preferential rights of the holders of any Senior Units, a liquidation preference of $25.00 per unit (the “Base Liquidation Preference”), plus an amount equal to any accumulated and unpaid distributions thereon (whether or not authorized or declared) to, but excluding, the date of payment, before any distribution of assets is made to holders of Junior Units. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Series A Preferred Units and the corresponding amounts payable on all Parity Units, the holders of the Series A Preferred Units and all such Parity Units shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series A Preferred Units will be entitled to written notice of any such liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Units will have no right or claim to any of the remaining assets of the Company. The consolidation or merger of the Company with or into any corporation, trust or entity or of any other entity with or into the Company, or the sale, lease, transfer or conveyance of all or substantially all of the property or business, individually or in a series of related transactions, of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.
7.    Redemption.
(a)The Series A Preferred Units are not redeemable except as otherwise provided in this Section 7.

(b)In connection with any redemption by the Managing Member of any shares of Series A Preferred Stock pursuant to Section 6 of the Certificate of Designations, the Company shall redeem, on the date of such redemption, an equal number of Series A Preferred Units held by the Managing Member. As consideration for the redemption of such Series A Preferred Units, the Company shall deliver to the Managing Member an amount of cash equal to the amount of cash paid by the Managing Member to the holder of such shares of Series A Preferred Stock in connection with the redemption thereof.

8.    Voting Rights. Holders of the Series A Preferred Units will not have any voting rights.
9.    Conversion.
(a)The Series A Preferred Units are not convertible or exchangeable for any other property or securities except as otherwise provided in this Section 9.

(b)In the event that a holder of Series A Preferred Stock exercises its right to convert the Series A Preferred Stock into Common Stock in accordance with the terms of the Certificate of Designations, then, concurrently therewith, an equivalent number of Series A Preferred Units held by the Managing Member shall be automatically converted into a number of Common Units equal to the number of shares of Common Stock issued upon conversion of such Series A Preferred Stock; provided, however, that if a holder of Series A Preferred Stock receives cash or other consideration in addition to or in lieu of Common Stock in connection with such conversion, then the Managing Member, as the holder of the Series A Preferred Units, shall be entitled to receive cash or such other consideration equal (in amount and form) to the cash or other consideration to be paid by the Managing Member to such holder of the Series A Preferred Stock. Any such conversion will be effective at the same time the conversion of Series A Preferred Stock into Common Stock is effective.

(c)No fractional units will be issued in connection with the conversion of Series A Preferred Units into Common Units. In lieu of fractional Common Units, the Managing Member shall be entitled to receive a cash payment in respect of any fractional unit in an amount equal to the fractional interest multiplied by the Common Stock Price used in determining the Common Stock Conversion Consideration under the Certificate of Designations.

10.    Allocation of Profit and Loss.
Article V, Section 5.1 of the Operating Agreement is hereby deleted in its entirety and the following new Section 5.1 is inserted in its place:
(a)    Profit. After giving effect to the special allocations set forth in Section 5.1(c), (d), and (e) hereof, subject to Section 5.1(f), and except as set forth in Section 4.5 hereof, Profit of the Company for each fiscal year of the Company shall be allocated to the Members in accordance with their respective Percentage Interests.
(b)    Loss. After giving effect to the special allocations set forth in Section 5.1(c), (d), and (e) hereof, subject to Section 5.1(f), and except as set forth in Section 4.5 hereof, Loss of the Company for each fiscal year of the Company shall be allocated to the Members in accordance with their respective Percentage Interests.
(c)    Minimum Gain Chargeback. Notwithstanding any provision to the contrary, (i) any expense of the Company that is a “nonrecourse deduction” within the meaning of Regulations Section 1.704-2(b)(1) shall be allocated in accordance with the Members’ respective Percentage Interests, (ii) any expense of the Company that is a “partner nonrecourse deduction” within the meaning of Regulations Section 1.704-2(i)(2) shall be allocated to the Member that bears the “economic risk of loss” of such deduction in accordance with Regulations Section 1.704-2(i)(1), (iii) if there is a net decrease in Company Minimum Gain within the meaning of Regulations Section 1.704-2(f)(1) for any Company taxable year, then, subject to the exceptions set forth in Regulations Section 1.704-2(f)(2),(3), (4) and (5), items of gain and income shall be allocated among the Members in accordance with Regulations Section 1.704-2(f) and the ordering rules contained in Regulations Section 1.704-2(j), and (iv) if there is a net decrease in Member Nonrecourse Debt Minimum Gain within the meaning of Regulations Section 1.704-2(i)(4) for any Company taxable year, then, subject to the exceptions set forth in Regulations Section 1.704(2)(g), items of gain and income shall be allocated among the Members in accordance with Regulations Section 1.704-2(i)(4) and the ordering rules contained in Regulations Section 1.704-2(j). The manner in which it is reasonably expected that the deductions attributable to nonrecourse liabilities will be allocated for purposes of determining a Member’s share of the nonrecourse liabilities of the Company within the meaning of Regulations Section 1.752-3(a)(3) shall be in accordance with a Member’s Percentage Interest.
(d)    Qualified Income Offset. If a Member receives in any taxable year an adjustment, allocation or distribution described in subparagraphs (4), (5) or (6) of Regulations Section 1.704-1(b)(2)(ii)(d) that causes or increases a deficit balance in such Member’s Capital Account that exceeds the sum of such Member’s shares of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, as determined in accordance with Regulations Sections 1.704-2(g) and 1.704-2(i), such Member shall be allocated specially for such taxable year (and, if necessary, later taxable years) items of income and gain in an amount and manner sufficient to eliminate such deficit Capital Account balance as quickly as possible as provided in Regulations Section 1.704-1(b)(2)(ii)(d). After the occurrence of an allocation of income or gain to a Member in accordance with this Section 5.1(d), to the extent permitted by Regulations Section 1.704-1(b), items of expense or loss shall be allocated to such Member in an amount necessary to offset the income or gain previously allocated to such Member under this Section 5.1(d).
(e)    Capital Account Deficits. Loss shall not be allocated to a Member to the extent that such allocation would cause a deficit in such Member’s Capital Account (after reduction to reflect the items described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6)) to exceed the sum of such Member’s shares of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain. Any Loss in excess of that limitation shall be allocated to the other Members. After the occurrence of an allocation of Loss to the other Members in accordance with this Section 5.1(e), to the extent permitted by Regulations Section 1.704-1(b), Profit first shall be allocated to the other Members in an amount necessary to offset the Loss previously allocated to the other Members under this Section 5.1(e).
(f)    Priority Allocations With Respect To Preferred Units. After giving effect to the allocations set forth in Sections 5.1(c), (d), and (e) hereof, but before giving effect to the allocations set forth in Sections 5.1(a) and 5.1(b), Net Profit shall be allocated to the Managing Member in respect of its Series A Preferred Units until the aggregate amount of Net Profit allocated to such holder under this Section 5.1(f) for the current and all prior years equals the cumulative cash distributions paid to such holders in respect of distributions for the current and all prior years or to the date of redemption. For purposes of this Section 5.1(f), “Net Profit” means the excess, if any, of the Company’s Profit over the Company’s Loss for any fiscal year or portion thereof (after giving effect to Section 5.1(g), if applicable). Notwithstanding anything to the contrary contained herein, in connection with the liquidation of the Company or the interest of a holder of Series A Preferred Units, and prior to making any other allocations of Profits or Losses, items of income and gain or deduction and loss shall first be allocated to the Managing Member in respect of its Series A Preferred Units in such amounts as is required to cause the Managing Member’s adjusted Capital Account balance (taking into account any amounts such Member is obligated to contribute to the capital of the Company or is deemed obligated to contribute pursuant to Treasury regulations 1.704-1(b)(2)(ii)(c)(2)) to equal the amount such Member is entitled to received pursuant to the provisions of Section 5 and 6 hereof minus its related share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, if any.
(g)    LTIP Unit Catch-up. Immediately prior to a conversion of an LTIP Unit pursuant to Section 5.2(c), the LTIP Unitholder of such LTIP Unit shall be specially allocated items of Company gross income and gain for such Fiscal Year in an amount equal to the excess, if any, of (i) the Managing Member Capital Account Balance Per Common Unit over (ii) the Capital Account associated with the LTIP Unit that is to be converted. Immediately prior to (i) the occurrence of an Event of Dissolution, or (ii) a sale of all or substantially of the Company’s assets, items of Company gross income and gain shall also be specially allocated to LTIP Unitholders in respect of all LTIP Units until the Capital Account balance of each LTIP Unit equals the Managing Member Capital Account Balance Per Common Unit at that time.
(h)    Definition of Profit and Loss. “Profit” and “Loss” and any items of income, gain, expense or loss referred to in this Agreement shall be determined in accordance with federal income tax accounting principles, as modified by Regulations Section 1.704-1(b)(2)(iv), except that Profit and Loss shall not include items of income, gain and expense that are specially allocated pursuant to Sections 5.1(c), 5.1(d), 5.1(e), or 5.1(f) hereof. All allocations of income, Profit, gain, Loss and expense (and all items contained therein) for federal income tax purposes shall be identical to all allocations of such items set forth in this Section 5.1, except as otherwise required by Section 704(c) of the Code and Regulations Section 1.704-1(b)(4). With respect to properties acquired by the Company, the Managing Member shall have the authority to elect the method to be used by the Company for allocating items of income, gain and expense as required by Section 704(c) of the Code with respect to such properties, and such election shall be binding on all Members.
(i)    Allocations Between Transferor and Transferee. If a Member Transfers any part or all of its Membership Interest, the distributive shares of the various items of Profit and Loss allocable among the Members during such fiscal year of the Company shall be allocated between the transferor and the transferee Member either (i) as if the Company’s fiscal year had ended on the date of the Transfer, or (ii) based on the number of days of such fiscal year that each was a Member without regard to the results of Company activities in the respective portions of such fiscal year in which the transferor and the transferee were Members. The Managing Member, in its sole and absolute discretion, shall determine which method shall be used to allocate the distributive shares of the various items of Profit and Loss between the transferor and the transferee Member.
11.    Except as modified herein, all terms and conditions of the Operating Agreement shall remain in full force and effect, which terms and conditions the Managing Member hereby ratifies and confirms.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.
MANAGING MEMBER:

ELLINGTON FINANCIAL INC., a Delaware corporation

By:/s/ Laurence Penn
Name: Laurence Penn
Title: Chief Executive Officer

[Signature page for First Amendment to Operating Agreement - October 2019]